Exhibit 99.1

Clean Earth Acquisitions Corp. Announces Pricing of $200 Million Initial Public Offering

NEW YORK, February 23, 2022 (GLOBE NEWSWIRE) — Clean Earth Acquisitions Corp. (the “Company”) today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “CLINU” beginning on February 24, 2022. Each unit consists of one share of Class A common stock, one right to receive one-tenth of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Only whole warrants will be exercisable, and no fractional shares will be issued upon conversion of any rights. Once the securities comprising the units begin separate trading, the shares of Class A common stock, rights and warrants are expected to trade on Nasdaq under the symbols “CLIN,” “CLINR” and “CLINW,” respectively. The offering is expected to close on February 28, 2022, subject to customary closing conditions.

Clean Earth Acquisitions Corp. is a blank-check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus on businesses in the clean and renewable energy industry with an enterprise value of approximately $800 million to $1.5 billion, with particular emphasis on businesses that participate in the global energy transition ecosystem and facilitate the way that energy is produced, stored, transmitted, distributed and consumed, all while reducing greenhouse gas emissions.

Citigroup Global Markets Inc. is acting as the sole book-running manager for the offering. Jones Trading Institutional Services LLC is acting as co-manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to 3,000,000 additional units at the initial public offering price to cover over-allotments, if any.

The Company’s public offering is being made only by means of a prospectus. When available, copies of that prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146 or by email at prospectus@citi.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 23, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the Company’s plans with respect to the target industry for a potential business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the registration statement and preliminary prospectus that the Company filed with the SEC in connection with the proposed offering. Copies of those documents are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Aaron Ratner

Chief Executive Officer

inbound@cleanearthacquisitions.com

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